Exhibit 99.1

NexMetals Initiates CEO Succession Plan

Vancouver, British Columbia, December 15, 2025 – NexMetals Mining Corp. (TSXV: NEXM) (Nasdaq: NEXM) (“NEXM” or the “Company”) announces that, following a transitional period, effective January 31, 2026, Mr. Morgan Lekstrom will be stepping down as Chief Executive Officer and will continue to serve the Company on the board of directors (the “Board”). Mr. Sean Whiteford, who currently serves as President of the Company, will be appointed as the Company’s Chief Executive Officer.

During his tenure, Mr. Lekstrom drove the successful completion of the Company’s 2025 restructuring and has been instrumental in strengthening NEXM’s foundation for advancing its projects in Botswana. He led the raising of over $145 million, which included the equity conversion of the $20.8 million term loan provided by EdgePoint Investment Group Inc. and directed a portion of the proceeds toward the prepayment of the US$25 million asset purchase agreement milestone payment which secured title to both the Selebi and Selkirk assets. Mr. Lekstrom also led the Company as it advanced the technical evaluations on its Selebi and Selkirk projects including the ongoing deep drilling program and key metallurgical breakthrough at Selebi, expansion drilling programs, and the continued progression of initial economic studies for both properties expected to be completed in 2026.

Incoming CEO Mr. Whiteford brings over 30 years of experience in exploration, operational and business development roles across a wide range of commodities and geographies, including most recently as President of NEXM. As President, he has helped guide the Company’s strategic direction and provided oversite on all aspects of the Botswana projects. Mr. Whiteford started his career with BHP and has held senior and executive positions with Rio Tinto and Cliffs Natural Resources.

On behalf of the Board, Paul Martin, Chairman of the Board, said “Mr. Lekstrom joined the Company at a particularly challenging point in its history and in a very short time has re-energized the potential and profile of our organization and our Botswana projects. We look forward to his continued contributions as a board member and thank him for overseeing and executing on the many achievements accomplished in 2025”. Mr. Martin added “Mr. Whiteford has been with the Company for over three years and has been working closely with Mr. Lekstrom over the past nine months. His extensive technical experience, and in-depth understanding of the assets, and the country that we operate in, makes him the ideal successor as we continue our drilling programs and move into the next phase of the projects’ advancement, including the completion of our initial economic studies for Selebi and Selkirk”.

Mr. Lekstrom stated “After being appointed as CEO, my goal was to change the trajectory of the Company financially and align the technical execution with a renewed growth path, which we successfully accomplished in a very short period of time. As a part of the original strategy, I highlighted the importance of strengthening our leadership team and identifying the right person to guide the Company through the technical growth phases for these assets. I am proud to say that we have achieved our objectives ahead of schedule and the Company is now in a very strong position to execute on the many major milestones coming in 2026. Sean, with his team’s commitment and expertise, has been instrumental in positioning the technical side of NEXM for this next phase of growth and I strongly support Sean’s transition in as the new CEO. I look forward to continuing to support the Company’s strategic direction as a member of the Board as we execute on the next chapter of growth.”

About NexMetals Mining Corp.

NexMetals Mining Corp. is a mineral exploration and development company that is focused on the redevelopment of the previously producing copper, nickel and cobalt resources mines owned by the Company in the Republic of Botswana.

1

NexMetals is committed to governance through transparent accountability and open communication within our team and our stakeholders. NexMetals’ team brings extensive experience across the full spectrum of mine discovery and development. Collectively, the team has contributed to dozens of projects, including work on the Company’s Selebi and Selkirk mines. Senior team members each have on average, more than 20 years of experience spanning geology, engineering, operations, and project development.

For further information about NexMetals Mining Corp., please contact:

Paul Martin

Chairman

pmartin@nexmetalsmining.com

Jaclyn Ruptash

V.P., Communications and Investor Relations

jaclyn@nexmetalsmining.com

1-833-770-4334

Neither the TSX Venture Exchange and its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) nor the Nasdaq Stock Market LLC accepts responsibility for the adequacy or accuracy of this news release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

Follow Us

X: https://x.com/NexMetalsCorp

LinkedIn: https://www.linkedin.com/company/NexMetalsMiningCorp

Facebook: https://www.facebook.com/NexMetalsMiningCorp

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements” within the meaning of the United States federal securities laws and “forward-looking information” within the meaning of applicable Canadian securities legislation (collectively, “forward-looking information”) based on expectations, estimates and projections as at the date of this news release. Forward-looking information involves risks, uncertainties and other factors that could cause actual events, results, performance, prospects and opportunities to differ materially from those expressed or implied by such forward-looking information. For the purposes of this release, forward looking information includes, but is not limited to, the implementation of the objectives, goals and future plans of the Company. These forward-looking statements, by their nature, require the Company to make certain assumptions and necessarily involve known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ materially from such forward-looking information include, but are not limited to, capital and operating costs varying significantly from estimates; the preliminary nature of drilling and metallurgical test results; the ability of exploration results to predict mineralization; the ability of the Company to implement its drilling, geoscience and metallurgical work on its properties and work plans generally; prefeasibility or the feasibility of mine production; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; uncertainties relating to the availability and costs of financing needed in the future; changes in equity markets; inflation; fluctuations in commodity prices; delays in the development of projects; the other risks involved in the mineral exploration and development industry; and those risks set out in the Company’s filings with the U.S. Securities and Exchange Commission on EDGAR (www.sec.gov) and public disclosure record on SEDAR+ (www.sedarplus.ca), in each case, under NEXM’s issuer profile. Although the Company believes that the assumptions and factors used in preparing the forward-looking information in this news release are reasonable, undue reliance should not be placed on such information, which only applies as of the date of this news release, and no assurance can be given that such events will occur in the disclosed time frames or at all. The Company disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, other than as required by law.

2